Exhibit 99.1

CleanTech Biofuels’ Announces New Appointment to Board of Directors

St. Louis, June 20, 2012 (GLOBE NEWSWIRE)--CleanTech Biofuels, Inc. (OTC: CLTH), an early stage development company focusing on producing cellulosic biomass from municipal solid waste for conversion to renewable energy, advanced biofuels, and bio-based chemicals, has appointed James E. (Jim) Russell to its Board of Directors. This appointment adds a seat to the board, bringing the total number of directors to six.

Mr. Russell has been a leader in the development and growth of high technology companies while serving as a corporate officer, Board member, and senior advisor. He is an expert in the design, development, and implementation of information and communication systems along with associated business processes and the application of information technology and operations research methods.

For 35 years, he was a leader in business development at Science Applications International Corporation (SAIC, Inc.).  During this period, Mr. Russell made significant contributions to the company’s growth from a start-up to over $6 billion in annual revenue.  In his early years at SAIC, he managed departments and divisions in information technology, operations research and quantitative analysis. He personally led dozens of successful projects.  During his last 25 years at SAIC, Mr. Russell served at the corporate level as Senior Vice President, with a major role in the development of new vertical markets in areas such as transportation, health care, national defense and law enforcement.  He led major competitive marketing and proposal efforts resulting in many new contracts with the largest being over $1 billion. His corporate business development activities span systems for defense technology, medical information, physical and cyber security, alternative energy, document-imaging, geographic information, wireless systems, telecommunications and others.

For the last six years as an independent consultant, Mr. Russell has continued to assist SAIC in its growth to $11 billion in annual revenue with over 40,000 employees. He has advised over 100 small businesses in technology transition and commercialization.  Mr. Russell provides consulting services for both profit and non-profit organizations in corporate development, advanced technologies transition and methods for capturing major programs or securing investments. This includes work on both national and international initiatives and programs in hospitality, energy recovery, information technology, telecommunications, physical and cyber security, wireless systems and identification systems. He serves as  an independent consultant for the Foundation for Enterprise Development (FED), a non- profit organization working  under contract for the  Defense Research Projects Agency (DARPA) mentoring small businesses in technology transition and commercialization. A recent area of focus has been an analysis of emerging alternative energy systems.

Mr. Russell graduated from the University of Idaho with a BS in Electrical Engineering and continued his education with graduate studies in mathematical statistics at American University. In April, 2012 he was inducted as a distinguished engineer into the University of Idaho Academy of Engineers and continues to serve on the President’s Circle.

“We are very excited to welcome Jim to our Board of Directors.  His many years of experience in technology development and commercialization combined with his deep experience in business development  will be invaluable as we explore multiple commercial options for the use of our biomass and transition our business towards commercialization” said Edward Hennessey, Chairman and CEO of CleanTech Biofuels.

About CleanTech Biofuels, Inc.

CleanTech Biofuels, Inc. is an early-stage development company with patented technology designed to produce cellulosic biomass derived from municipal solid waste for conversion into renewable energy, advanced biofuels and bio-based chemicals while achieving advanced recycling. For more information on CleanTech Biofuels Inc., please visit: http://www.cleantechbiofuels.net/. The CleanTech Biofuels logo is available at: http://globenewswire.com/newsroom.

Safe Harbor Statement

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements contained in this release are based on management's exercise of business judgment as well as assumptions made by and information currently available to management. When used in this document, the words "may", "will", "anticipate", "believe", "estimate", "expect", "intend", and similar words, are intended to identify any forward-looking statements. The risks and uncertainties that may affect the operations, performance development, and results of the Company's business include but are not limited to fluctuations in financial results, availability and customer acceptance of our products and services, the impact of competitive products, services and pricing, general market trends and conditions, and other risks as detailed in the Company's SEC reports.

CONTACT:	CleanTech Biofuels, Inc.
Ed Hennessey – President and CEO
314.802.8670 (main)
ed.hennessey@cleantechbiofuels.net